Exhibit 99.1

EMPIRE STATE REALTY TRUST COMPLETES ACQUISITION OF INTERESTS IN TWO MANHATTAN PROPERTIES

- Expands Manhattan Portfolio by 1.64 Million Square Feet or 26.0% -

New York, New York, July 16, 2014 - Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a leading real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today announced that it has completed the acquisition of the ground and operating leases at 112 West 34th Street and the ground lease at 1400 Broadway for a total of approximately $734 million in cash, common stock and operating partnership (“OP”) units.

The leaseholds and fee title to a small contiguous property at 112 West 34th Street were acquired for approximately $423.6 million, or approximately $570 per square foot, consisting of $87.7 million by assumption of existing mortgage debt, $106.8 million in cash and $229.1 million in shares of Class A and Class B common stock and Series PR OP units. The leasehold at 1400 Broadway was acquired for $310.0 million, or approximately $346 per square foot, consisting of $80.0 million by assumption of existing mortgage debt, $79.7 million in cash, and $150.3 million in shares of Class A and Class B common stock and Series PR OP units. In connection with these transactions, the Company issued 2.7 million shares of Class A and Class B common stock at a per share price of $16.65 and 20.1 million Series PR OP Units at a unit price of $16.65.

Anthony E. Malkin, Chairman, President and CEO of Empire State Realty Trust, said, “Our acquisition of these high-quality midtown office properties represents an excellent opportunity to enhance shareholder value. Their redevelopment programs are well underway, and we believe there is excellent upside in the re-leasing of the office and retail space at both properties that we expect to capture over time.”

112 West 34th Street is a 26-story, 650,769 rentable square foot office tower, with 92,455 square feet of retail space located in the 34th Street/Penn Station submarket. An 89,529 square foot block of retail space located directly across from Macy’s (NYSE: M) flagship location is currently being marketed for occupancy in mid-2016. The property’s office and retail space is 77.5% occupied and 83.2% leased, as of June 30, 2014. 1400 Broadway is a 37-story 880,131 rentable square foot office tower with 19,815 square feet of retail space, located in the Times Square South submarket, and the property’s office and retail space is 92.6% occupied and 92.7% leased, as of June 30, 2014. Both properties are convenient to Penn Station, Grand Central Terminal, Port Authority Bus Terminal, PATH and 13 subway lines. In addition, both properties have recently received significant capital investment.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous office building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.0 million rentable square feet, as of July 15, 2014, consisting of 9.3 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester

County, New York; and approximately 732,000 rentable square feet in the retail portfolio. The Company also owns land at the Stamford, Connecticut Transportation Center that supports the development of an approximately 380,000 rentable square foot office building and garage

Forward-Looking Statements

This press release includes “forward looking statements”. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Properties.” While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

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